Exhibit 3(ii).1

Amendment No. 1 to

Amended and Restated Bylaws of

Kilroy Realty Corporation

Effective as of May 17, 2007, Article V, Section 1 of the Amended and Restated Bylaws of Kilroy Realty Corporation is amended and restated in its entirety to read as follows:

“Except as otherwise provided in these Bylaws, this Section 1 and the other Sections of Article V of these Bylaws shall not be interpreted to limit the authority of the board of directors to issue some or all of the shares of any or all classes or series of the Corporation’s capital stock without certificates. Every holder of stock of the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by, the chairman of the board of directors, or the president or a vice president, and countersigned by the secretary or an assistant secretary, or the treasurer or an assistant treasurer of the Corporation, certifying the number of shares of capital stock represented by the certificate owned by such stockholder in the Corporation.”